SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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EMMIS COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)
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January 8, 2007
Dear Shareholder:
     The directors and officers of Emmis Communications Corporation join me in inviting you to attend our annual meeting of our shareholders on Tuesday, February 13, 2007 at 2:00 p.m., local time, at our headquarters, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages, and are accompanied by a copy of our Annual Report on Form 10-K (as amended) for the fiscal year ended February 28, 2006. After reading the proxy statement and other materials, please mark, sign, and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.
     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.
     We look forward to seeing you on February 13.

Sincerely,

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer, President and Chairman of the Board

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EMMIS COMMUNICATIONS CORPORATION
INDIANAPOLIS, INDIANA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     The annual meeting of the shareholders of Emmis Communications Corporation will be held on Tuesday, February 13, 2007, at 2:00 p.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     The holders of common stock will be asked to consider and to vote on the following matters:
(1)	election of two directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2007;

(3)	shareholder proposal recommending that the board of directors adopt a recapitalization plan providing for all outstanding Emmis stock to have one vote per share; and

(4)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
     We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.
     Only shareholders of record at the close of business on December 15, 2006 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy card(s) are enclosed.

By order of the Board of Directors,

/s/ J. Scott Enright
J. Scott Enright
Secretary
Indianapolis, Indiana
January 8, 2007

Exhibit A: Emmis Communications Corporation Audit Committee Charter

EMMIS COMMUNICATIONS CORPORATION
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204
PROXY STATEMENT
     In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our,” “our company” or “Emmis.”
QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING
Q: Why did I receive this proxy statement?
     You received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Tuesday, February 13, 2007, at 2:00 p.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card(s) on January 8, 2007 to all shareholders entitled to vote.
Q: What am I voting on?
     You are being asked to consider and vote on the following:
•	election of two directors to our board of directors for terms of three years;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2007; and

•	shareholder proposal recommending that the board of directors adopt a recapitalization plan providing for all outstanding Emmis stock to have one vote per share.
Q: Who is entitled to vote?
     Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on December 15, 2006, the record date, are entitled to vote at the annual meeting. As of November 15, 2006, 32,380,282 shares of Class A common stock and 4,929,881 shares of Class B common stock were issued and outstanding. As of November 15, 2006, there were no shares of Class C common stock issued or outstanding.
Q: How do I vote?
     You may attend the meeting and vote in person or you may vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees and FOR the ratification of Ernst & Young LLP as our independent registered public accountants. The board of directors is not making a recommendation regarding the shareholder proposal that the board adopt a recapitalization plan, and accordingly, your shares will not be voted on the shareholder proposal if you have not marked a voting preference on the shareholder proposal. If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.
     If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Q: What does it mean if I get more than one proxy card?
     If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.
Q: What are the voting rights of the Class A common stock and the Class B common stock?
     On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.
     At this annual meeting, the Class A and Class B common stock will vote together on the election of directors (other than the director designated as the “Class A director” as to which only the Class A common stock is entitled to vote), the ratification of Ernst & Young LLP as our independent registered public accountants and the shareholder proposal.
Q: Who will count the vote?
     Representatives of American Stock Transfer and Trust Company, our transfer agent, will count the votes.
Q: What constitutes a quorum?
     A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the annual meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B common stock will vote together as a single class.
Q: How many votes are needed for approval of each proposal?
     Directors will be elected by a plurality of the votes cast by the holders of existing common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the Class A director nominee receiving the most votes of holders of Class A common stock will be elected as a Class A director and the other director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill the remaining director positions. Only votes cast for a nominee will be counted. The accompanying proxy card will be voted for all nominees listed on the proxy unless the proxy contains instructions to the contrary. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.
     The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2007 and the shareholder proposal each requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against that proposal by such holders of our outstanding Class A common stock and Class B common stock.
     Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the proposals.

Q:	What percentage of stock does our significant shareholder own? How does he intend to vote? What about all executive officers and directors?
     Jeffrey H. Smulyan, the Chief Executive Officer, President and Chairman of our board of directors, is our largest single shareholder, beneficially owning less than 1.0% of our Class A common stock and 100% of our Class B common stock as of November 15, 2006. Mr. Smulyan has informed us that he intends to vote for each of the nominees for director (with respect to his Class B common stock, other than the Class A director), in favor of the proposal regarding the ratification of the selection of Ernst & Young LLP and against the shareholder proposal. If he does so, the nominee and proposal for ratification of the selection of the selection of Ernst & Young LLP will likely be approved, and the shareholder proposal will likely not be approved because Mr. Smulyan controls approximately 60.5% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
     All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 61.3% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
Q: Does Emmis offer an opportunity to receive future proxy materials electronically?
     Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
     If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications, you may view this proxy statement and our annual report at the “Investors” section of our website (www.emmis.com).
Q: What are the benefits of electronic delivery?
     Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online.
Q: What are the costs of electronic delivery?
     Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
Q: May I change my mind later?
     Yes. You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.
Q: Who can attend the Annual Meeting?
     All shareholders as of December 15, 2006 can attend.
Q: What do I do if I have additional questions?
     If you have any questions prior to the annual meeting, please contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

PROPOSAL 1: ELECTION OF DIRECTORS
     Two directors are to be elected, one of which is designated as a “Class A Director.” Susan B. Bayh and Gary L. Kaseff have been nominated for a term of three years and until their successors have been elected and qualified. Mr. Kaseff will be elected by the Class A and Class B common stock voting together as a single class. Mrs. Bayh will be elected by the holders of the Class A common stock voting as a single class.
     Mrs. Bayh and Mr. Kaseff are members of the present board of directors. Frank V. Sica is a member of the present board of directors whose term will expire at the annual meeting, but Mr. Sica has opted not to stand for re-election. Effective as of the annual meeting, Emmis’ board of directors has reduced the number of members of the board to seven, and consequently Mr. Sica’s position will not be filled. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since

Nominated for a term expiring in 2009:

Susan B. Bayh,* Age 47	1994

     Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Curis, Inc., a therapeutic drug development company; Dendreon Corporation, a biotechnology company; Dyax Corp., a biopharmaceutical company; and Nastech Pharmaceutical Company, Inc., a pharmaceutical company.

Gary L. Kaseff, Age 58	1994

     Mr. Kaseff is employed as Executive Vice President and General Counsel of Emmis, a post he has held since 1998. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners major league baseball team and partner with the law firm of Epport & Kaseff.

Director whose term expires at the annual meeting not standing for reelection:

Frank V. Sica, Age 55	1998

     Mr. Sica is President of Menemsha Capital Partners, Ltd., a private investment firm. From 1998 to 2006, Mr. Sica worked at Soros Fund Management and was responsible for private equity and real estate investment activities. Prior to joining Soros in 1998, Mr. Sica had been a Managing Director and Co-Head of the Merchant Banking Division at Morgan Stanley Dean Witter & Co. He is a director of CSG Systems International, Inc., a customer care and billing software services company; JetBlue Airways, an airline company; Kohl’s Corporation, a retail company; and NorthStar Realty Finance Corp., a commercial real estate company.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since

Directors whose terms expire in 2008:

Richard A. Leventhal, Age 59	1992

     Mr. Leventhal is President and majority owner of LMCS, LLC an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years.

Peter A. Lund,* Age 65	2002

     Mr. Lund is a private investor and media consultant who formerly served as Chairman of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc. and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company, and Crown Media Holdings, Inc., an owner and operator of cable television channels.

Lawrence B. Sorrel, Age 47	1993

     Mr. Sorrel is Managing Partner and Co-CEO of Tailwind Capital Group, an independent private equity firm that manages the $1.3 billion private equity fund TWCP, L.P. and its related funds. Mr. Sorrel was a general partner of private equity firm Welsh, Carson, Anderson & Stowe from 1998-2002. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

Directors whose terms expire in 2007:

Jeffrey H. Smulyan, Age 59	1979

     Mr. Smulyan founded Emmis in 1979 and is the Chairman of the Board of Directors, President and Chief Executive Officer. He has held the positions of Chairman of the Board of Directors and Chief Executive Officer since 1981 and the position of President since 1994. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners major league baseball team. He is former Chairman of the Radio Advertising Bureau, a director of The Finish Line, a sports apparel manufacturer, and serves as a Trustee of his alma mater, the University of Southern California. Mr. Smulyan has been chosen Radio Executive of the Year by a radio industry publication.

Greg A. Nathanson, Age 59	1998

     Mr. Nathanson joined Emmis in 1998 as Television Division President. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998, as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996 and as President of Fox Television Stations from 1990 to 1992. Mr. Nathanson resigned as Television Division President effective October 1, 2000.

*	Independent director elected by the holders of the Class A common stock voting as a single class.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
     As of November 15, 2006, there were 32,380,282 shares of our Class A common stock and 4,929,881 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 32,380,282 votes and the Class B common stock is entitled to an aggregate of 49,298,810 votes. The following table shows, as of November 15, 2006, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the Summary Compensation Table below and our directors and nominees, and by our executive officers and directors as a group:

	Class A			Class B
	Common Stock			Common Stock
Five Percent Shareholders,	Amount and Nature			Amount and Nature
Directors and Certain	of Beneficial		Percent	of Beneficial		Percent	Percent of Total
Executive Officers	Ownership		of Class	Ownership		of Class	Voting Power
Jeffrey H. Smulyan	147,598	(1)	* %	6,429,881	(19)	100.0%	66.7%
Susan B. Bayh	47,735	(2)	*	—		—	*
Richard F. Cummings	402,252	(3)	*	—		—	*
Gary L. Kaseff	362,786	(4)	*	—		—	*
Richard A. Leventhal	69,056	(5)	*	—		—	*
Peter A. Lund	32,205	(6)	*	—		—	*
Greg A. Nathanson	247,198	(7)	*	—		—	*
Frank V. Sica	43,015	(8)	*	—		—	*
Lawrence B. Sorrel	53,201	(9)	*	—		—	*
Michael Levitan	76,717	(10)	*	—		—
Neuberger Berman Inc.	1,890,785	(11)	5.9%	—		—	2.3%
Eubel Brady & Suttman Asset Management, Inc.	2,150,356	(12)	6.6%	—		—	2.6%
Reed Conner & Birdwell LLC.	1,855,710	(13)	5.7%	—		—	2.3%
Martin Capital Management, LLP	2,669,245	(14)	8.2%	—		—	3.3%
Westport Asset Management, Inc.	2,480,257	(15)	7.7%	—		—	3.0%
TCS Capital Gp, LLC	1,681,300	(16)	5.2%	—		—	2.1%
Farallon Capital Partners, L.P. and Noonday Capital Partners, L.L.C.	3,185,000	(17)	9.8%	—		—	3.9%
All Executive Officers and Directors as a Group (13 persons)	1,673,373	(18)	5.0%	6,429,881	(19)	100.0%	67.6%

*	Less than 1%.

(1)	Consists of 4,016 shares held in the 401(k) Plan, 101,837 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control and 30,625 shares held by The Smulyan Family Foundation, as to which Mr. Smulyan shares voting control.

(2)	Consists of 12,735 shares owned individually and 35,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(3)	Consists of 160,007 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 3,985 shares held in the 401(k) Plan and 230,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006. Of the shares owned individually, 68,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 86,005 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 1,021 shares held in the 401(k) Plan, and 271,003 shares represented by stock options exercisable currently or within 60 days of December 15, 2006. Of the shares owned individually, 43,250 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 13,456 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 35,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(6)	Consists of 7,205 shares owned individually and 25,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(7)	Consists of 128,073 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children, 124 shares held in the 401(k) Plan and 75,001 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(8)	Consists of 8,015 shares owned individually and 35,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(9)	Consists of 18,201 shares owned individually and 35,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(10)	Consists of 19,000 shares owned individually, 217 shares held in the 401(k) Plan, and 57,500 shares represented by stock options exercisable currently or within 60 days of December 15, 2006. Of the shares owned individually, 19,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(11)	Information concerning these shares was obtained from a Schedule 13G filed on February 15, 2006 by Neuberger Berman Inc. on behalf of itself and various affiliates, each of which has a mailing address of 605 Third Avenue, New York, New York 10158.

(12)	Information concerning these shares was obtained from a Schedule 13G filed on February 14, 2006 by Eubel Brady & Suttman Asset Management, Inc. on behalf of itself and various affiliates, each of which has a mailing address of 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

(13)	Information concerning these shares was obtained from an Amendment to Schedule 13G filed on February 14, 2006 by Reed Conner & Birdwell LLC on behalf of itself and various affiliates, each of which has a mailing address of 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, California 90025.

(14)	Information concerning these shares was obtained from a Schedule 13D filed on May 18, 2006 by Martin Capital Management, LLP on behalf of itself and various affiliates (including Frank K. Martin), each of which has a mailing address of 300 Junior Achievement Drive, Suite 301, Elkhart, IN 46516.

(15)	Information concerning these shares was obtained from an Amendment to a Schedule 13G filed February 13, 2006 by Westport Asset Management, Inc. and Westport Advisers LLC, each of which has a mailing address of 253 Riverside Avenue, Westport, Connecticut 06880.

(16)	Information concerning these shares was obtained from a Schedule 13G filed on February 9, 2006 by TCS Capital GP, LLC on behalf of itself and various affiliates, each of which has a mailing address of 888 Seventh Avenue, Suite 1504, New York, New York 10019.

(17)	Information concerning these shares was obtained from an amended Schedule 13D filed on August 15, 2006 by Noonday Capital Partners, L.L.C. and Farallon Capital Partners, L.P. on behalf of themselves and certain related parties. The address of Noonday Capital Partners, L.L.C. and its related parties is 227 Charlotte, North Carolina 28202. The address of Farallon Capital Partners and its related parties is One Maritime Plaza Suite 1325, San Francisco, California 94111.

(18)	Includes 926,004 shares represented by stock options exercisable currently or within 60 days of December 15, 2006.

(19)	Consists of 4,929,881 shares owned individually and 1,500,000 shares represented by stock options exercisable currently or within 60 days of December 15, 2006. Of the shares owned individually, 11,349 are restricted stock issued pursuant to the Emmis Stock Compensation Program.
CORPORATE GOVERNANCE
General
     Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.
Independent Directors
     Our board of directors currently consists of eight members. Of these, six (Mrs. Bayh and Messrs. Leventhal, Lund, Nathanson, Sica and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc.
Code of Ethics
     Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available on our website.
Lead Director
     Our independent directors have appointed Susan B. Bayh as the “Lead Director.” In that role, Mrs. Bayh is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.
Communications with Independent Directors
     Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mrs. Bayh as the Lead Director addressed to Lead Director, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, by facsimile to (317)

684-5583, or by e-mail message to LeadDirector@emmis.com. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, communications should specify that they are directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, communications should specify that they are directed to the Audit Committee. For matters related to compensation, communications should specify that they are directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well.
Certain Committees of the Board of Directors
     Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.
     Audit Committee. The Audit Committee’s primary responsibility is to engage the independent auditor and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee’s charter, which is available on our website. The board of directors has determined that the members of the Audit Committee, Peter A. Lund, Frank V. Sica (chair) and Richard A. Leventhal, are independent directors under the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors has also determined that Frank V. Sica is an “audit committee financial expert” as defined in rules adopted under the Securities Exchange Act of 1934. The Audit Committee held five meetings during the last fiscal year.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting Emmis. The Corporate Governance and Nominating Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though they are not necessarily limited thereto:
•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing, and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.
     The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the committee from other sources.
     The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), Peter A. Lund and Greg A. Nathanson, all of whom are independent directors under Nasdaq standards. The Corporate Governance and Nominating Committee held two meetings during the last fiscal year.
     Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The members of the Compensation Committee are Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel (chair), all of whom are independent directors under Nasdaq standards. The Compensation Committee held four meetings during the last fiscal year.

Meeting Attendance
     During our last fiscal year, our board of directors held eight meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.
     We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. At our annual meeting of shareholders held on July 13, 2005, eight of the then nine members of our board of directors were in attendance.
Compensation of Directors
     Our directors who are not officers or employees of Emmis were compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. In addition, each director who is not an officer or employee of Emmis receives an annual retainer of $30,000, the chair of our Audit Committee receives a $10,000 annual retainer, the chair of our Compensation Committee receives a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $5,000 annual retainer. All of these fees are paid in the form of Class A common stock at the end of each calendar year, discounted in accordance with our stock compensation program for the applicable calendar year. In addition, directors who are not officers or employees of Emmis are entitled to receive annually options to purchase 7,317 shares of Class A common stock and 2,195 shares of restricted stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest at the conclusion of each director’s three year term. Directors who are not officers or employees of Emmis are also eligible to participate in our health insurance program by paying premiums equal to the “COBRA” rate charged to former employees of the company.
Certain Transactions
          Although Emmis generally prohibits loans to executive officers and directors, we currently have a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that is grandfathered under the Sarbanes-Oxley Act of 2002. The largest aggregate amount outstanding on this loan at any month-end during the last fiscal year was $1,042,311 and the balance at February 28, 2006 was $912,282. This loan bears interest at our cost of senior debt, which at February 28, 2006 was approximately 6.32% per annum. Prior to 2002, Emmis had made certain life insurance premium payments for the benefit of Mr. Smulyan. Emmis discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, Emmis retains the right, upon the death, resignation or termination of Mr. Smulyan’s employment, to recover all or the premium payments it has made, which total $1.1 million. During the last fiscal year, Emmis leased an airplane and was party to a timeshare agreement with Mr. Smulyan with respect to his personal use of the plane. Under the timeshare agreement, whenever Mr. Smulayn uses the plane for non-business purposes, he pays Emmis for the aggregate incremental cost to Emmis of operating the plane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost of operating the plan for the applicable trip). With respect to the personal flights during the last fiscal year, Mr. Smulyan paid Emmis approximately $72,246 for expenses under the timeshare arrangement. In addition, under Internal Revenue Service regulations, to the extent Mr. Smulyan allows non-business guests to travel on the plane on a business trip or takes the plane on a non-business detour as part of a business trip, additional compensation is attributed to Mr. Smulyan. Generally, these trips on which compensation is assessed pursuant to IRS regulations do not result in any material additional cost or expense to Emmis. During the last fiscal year, Emmis purchased approximately $124,264 of corporate gifts and specialty items from a company owned by the sister of Richard Leventhal, one of our directors.
REPORT OF THE AUDIT COMMITTEE
     The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
     The Audit Committee is composed of three directors whom the board of directors has determined are “independent” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter is attached as Exhibit A to this Proxy Statement. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.
     Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2006, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.
     The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2006 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     In June 2002, the board of directors, upon the recommendation of the Audit Committee, adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.
     Ernst & Young LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.
     Based on these discussions and reviews, the Audit Committee members agreed that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.
     The Audit Committee’s reviews and discussions with management and the independent registered public accountants do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the company’s independent registered public accountants are in fact “independent.” The Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared with integrity and objectivity and are presented in conformity with generally accepted accounting principles and on the representations of the independent registered public accountants included in that firm’s report on the company’s financial statements.
Audit Committee Members
Frank V. Sica, Chair
Peter A. Lund
Richard A. Leventhal

REPORT OF THE COMPENSATION COMMITTEE
     The following Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference, and shall not otherwise be deemed filed under such Acts.
     The Compensation Committee oversees our executive compensation program. The Committee membership is determined by the board, and is composed of non-employee independent directors. They provide a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The Compensation Committee also establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and corporate incentive plan. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the Committee receives input from Mr. Smulyan in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the Committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the Committee. During the last fiscal year, Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel were members of the Compensation Committee.
Policy and Performance Measures
     We historically have entered into multi-year employment agreements with certain of our executive officers. All named executive officers currently have employment agreements in place; except for Mr. Bongarten, who is no longer an executive officer. These agreements generally provide for a base salary, annual performance bonus, and restricted stock and stock option awards. The Compensation Committee believes that entering into these agreements assists us in retaining our key officers for a certain period of time and enables us to focus the officers’ efforts and energies on enhancing the long-term value of our company to our shareholders. The total compensation reflected in these employment agreements is generally based upon the officers’ prior compensation levels, changes in duties and peer group benchmarking surveys. In order to attract and retain highly qualified employees, we believe overall compensation to our executive officers should be targeted at the top third of our peer group, with exceptions made in appropriate circumstances.
     The Committee established a corporate incentive plan for the fiscal year that set for each executive officer a target bonus and a performance goal, with 65%-70% of an executive officer’s target bonus based on specified annual operating income goals and the remainder based on individual performance. Target bonus payout depends upon the extent to which the applicable division of the company meets or exceeds the specified operating income targets and depends upon the Committee’s assessment of the performance of the executive during the year. At the end of the fiscal year, the company achieved 98% of its domestic radio station operating income target, 102% of its television station operating income target, and 99% of its total Emmis operating income target. However, the results were adjusted to exclude WVUE-TV in New Orleans following Hurricane Katrina. Based on these results, the Committee approved the bonus awards shown in the Summary Compensation Table. Stock options and stock awards also were granted to our executive officers during the last fiscal year under our various equity incentive plans. All options were granted at the fair market value of our Class A common stock on the date of grant.
     During the last fiscal year, we administered a stock compensation program under our 2004 Equity Compensation Plan. The program operates on a calendar year basis and was continued in 2006. The program is designed to replace cash compensation with non-cash compensation in order to improve the leverage ratios under our debt indentures and to further focus our employees’ efforts and attention on delivering shareholder value. During 2005, each participant in the program could elect to receive stock compensation under the program in the form of payroll stock every two weeks or in the form of restricted stock in the January following the end of the applicable calendar year. The payroll stock was awarded based on the fair market value of our Class A common stock on the date it is issued and was only subject to a de minimis transfer restriction. The option to receive payroll stock every two weeks was discontinued in 2006. Our executive officers are prohibited from receiving payroll stock. The restricted stock is subject to forfeiture in the event the employee voluntarily terminates employment or is terminated for cause prior to the date the stock vests in the succeeding January, and is awarded based on a discount from the value of our Class A common stock at the beginning of the calendar year. For the 2005 program, participants electing restricted stock received up to 5% of their compensation in restricted stock at $16.08 per share and could elect an amount in excess of 5% of their compensation in restricted stock at $14.29 per share. The majority of our executive officers elected to receive restricted stock, most electing amounts in excess of 10% of their compensation.

     During the last fiscal year we changed the company’s equity program to substitute restricted stock for some of the annual stock option grants. We believe this change will further enhance the retention of our officers and key employees. In general, for officers and other key employees we cut in half the number of options awarded each year and replaced those options with a discounted restricted stock grant. For example, an officer who had historically received a grant of options for 5,000 Class A shares, last year received a grant of options for 2,500 shares and a grant of 750 shares of restricted stock. The options vest in three equal annual installments. The restricted stock vests on the third anniversary of the initial grant. Most officers received both options and restricted stock under this new program. However, certain officers under employment agreements, including Mr. Smulyan, elected to continue to receive all stock options.
     The Internal Revenue Code generally limits to $1 million the amount of compensation that we may deduct in any year with respect to certain of our officers. The Compensation Committee endeavors to structure executive compensation so that most of that compensation will be deductible. At the same time, the Compensation Committee has the authority to award compensation in excess of the $1 million limit, regardless of whether such additional compensation will be deductible, in cases where compensation is appropriate. Compensation awards in excess of the $1 million limit, if any, are most likely to occur in connection with awards earned upon the completion of an executive officer’s multi-year employment or similar agreement. As shown on the Summary Compensation Table, Mr. Smulyan’s compensation for the fiscal year exceeded $1 million. A portion of the amount in excess of $1 million is deductible because the payments meet the requirements for deductibility under the Internal Revenue Code.
Chief Executive Officer Compensation
     Mr. Smulyan is employed as our Chief Executive Officer pursuant to an employment agreement that was effective March 1 2004 and will continue until February 29, 2008. The employment agreement provides for specified annual adjustments to Mr. Smulyan’s base salary and provides for a target bonus equal to 125% of his annual salary (prior to any election Mr. Smulyan may make under the stock compensation program). Based on the success of the company’s television station sales, company’s performance in achieving the operating income targets discussed above and Mr. Sumlyan’s general leadership of the company during the fiscal year, the Committee approved the bonus award to Mr. Smulyan shown in the Summary Compensation Table. Pursuant to the terms of Mr. Smulyan’s employment agreement, he was granted the option to acquire 200,000 shares of our Class B common stock of Emmis Communications Corporation, subject to the 2004 Equity Compensation Plan and the terms of the 2006 grant award.
Compensation Analyses and Reviews
     The Committee periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the company’s executive officers with those of other media companies and other companies to ensure that they are appropriate to the company’s objectives. The Committee exercises its judgment and discretion in reviewing and considering these analyses. In addition, the Committee periodically obtains advice from outside consultants, including the consultant retained by the company, on compensation objectives and policies and the setting of executive officer compensation.
Other Benefits and Perquisites
          The Company provides benefits such as health, retirement and other general benefits to its eligible employees and named executive officers. Emmis provides very limited perquisites to its named executive officers that it does not provide to employees in general.
Compensation Committee Members
Lawrence B. Sorrel, Chair
Susan B. Bayh
Frank V. Sica

COMPENSATION TABLES
     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer and an additional former officer (collectively, the “Named Executive Officers”) during each of the last three fiscal years.
Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation			Awards
					Securities
	Fiscal			Restricted	Underlying	All
Name and	Year Ended			Stock	Options/	Other
Principal Position	February 28(29)	Salary (1)	Bonus (2)	Awards (3)	SARs	Compensation (4)
JEFFREY H. SMULYAN	2006	$684,000	$1,088,600	$170,788	200,000	$2,000
Chief Executive Officer, President	2005	664,000	1,084,561	162,522	300,000	2,000
and Chairman of the Board	2004	640,105	822,246	244,375	—	2,000

RANDALL D. BONGARTEN	2006	$391,500	$300,000	$64,210	25,000	$2,707,150
Television Division President	2005	382,800	360,691	50,494	50,000	—
	2004	382,800	315,558	76,945	50,000	—

RICHARD F. CUMMINGS	2006	$400,950	$338,983	$58,865	30,000	$2,000
Radio Division President	2005	391,500	277,014	472,097	50,000	2,000
	2004	391,500	291,255	63,056	50,000	2,000

GARY L. KASEFF	2006	$325,065	$243,439	$132,198	25,000	$2,000
Executive Vice President and	2005	333,333	235,207	441,212	50,000	2,000
General Counsel	2004	340,000	227,844	90,269	50,000	2,000

MICHAEL LEVITAN	2006	$202,300	$140,500	$50,351	15,000	$2,000
Executive Vice President of	2005	195,500	78,403	33,428	17,500	2,000
Human Resources	2004	196,167	77,084	31,501	25,000	2,000

WALTER Z. BERGER	2006	$345,769	$—	$—	—	$2,000
Former Executive Vice	2005	366,125	315,858	172,699	50,000	2,000
President, Chief Financial	2004	369,750	308,292	193,840	50,000	2,000
Officer and Treasurer

(1)	Pursuant to our equity compensation program, our executive officers elected to forego payment of 10-20% of their cash salaries during each fiscal year reported and received instead shares of restricted stock at a discount as described in the “Report of the Compensation Committee.” These amounts are listed under “Restricted Stock Awards” in the year in which the restricted stock vests. The contractual base salaries during the last fiscal year for Messrs. Smulyan, Bongarten, Cummings, Kaseff, Levitan and Berger were $855,000, $435,000, $445,000, $424,000, $238,000 and 435,000, respectively. The amounts shown for Mr. Berger in 2006 reflect a prorated salary as a result of a January 2, 2006 contract termination date.

(2)	Includes both cash and stock bonuses.

(3)	Amounts listed for the fiscal year ended February 28, 2006 generally represent the value of restricted stock that vested in January 2006 under the 2004 stock compensation program, amounts listed for the fiscal year ended February 28, 2005 generally represent the value of restricted stock that vested in January 2005 under the 2004 stock compensation program and amounts listed for the fiscal year ended February 29, 2004 represent the value of restricted stock that vested in January 2004 under the 2003 stock compensation program. In the case of Messrs. Cummings and Kaseff, the amounts include the value of 22,500 shares and 20,000 shares, respectively, representing shares of restricted stock that vested upon the expiration of their employment agreements on February 28, 2005. Additionally, an aggregate of 120,500 shares of restricted stock were outstanding as of February 28, 2006, with a value of $1,972,585 based on the $16.37 closing price of the Class A common stock as of February 28, 2006. To the extent we pay any dividends on our common stock, outstanding shares of restricted stock would be entitled to such dividends. Aside from a recently approved special dividend, we do not presently intend to pay dividends on our common stock.

(4)	Amounts noted consist of the value of Emmis matching contributions in cash and stock to 401(k) accounts. With respect to Mr. Bongarten, Emmis has sold substantially all of its television business to unrelated parties. Accordingly, pursuant to the terms of the Change in Control Severance Agreement, Mr. Bongarten’s employment agreement was terminated effective February 28, 2006 and he received a severance payment in the amount of $2,707.150.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of	% of Total
	Securities	Options/SARs			Potential Realizable Value at Assumed
	Underlying	Granted to			Annual Rates of Stock Price
	Options/SARs	Employees in	Exercise or Base		Appreciation for Option Term
Name	Granted (#)	Fiscal Year	Price ($/Share)	Expiration Date	5%	10%
Jeffrey H. Smulyan	200,000	32.0%	$18.74	2/28/15	$2,357,097	$5,973,347
Randall D. Bongarten	25,000	4.0%	18.74	2/28/15	$294,637	$746,668
Richard F. Cummings	30,000	5.0%	18.74	2/28/15	$353,565	$896,002
Gary L. Kaseff	25,000	4.0%	18.74	2/28/15	$294,637	$746,668
Michael Levitan	15,000	2.0%	18.74	2/28/15	$176,782	$448,001
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option /SAR Values

			Number Of Securities Underlying		Value of Unexercised In-the-Money
	Shares		Unexercised Options/SARs At Fiscal		Options/SARs at Fiscal Year
	Acquired on	Value	Year End		End (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Smulyan	—	—	900,000	600,000	$—	$—
Randall D. Bongarten	—	—	198,334	41,666	$—	$—
Richard F. Cummings	—	—	370,834	46,666	$—	$—
Gary L. Kaseff	—	—	229,337	41,666	$—	$—
Michael Levitan	—	—	34,167	23,333	$—	$—

(1)	Based on the sale price if the shares were sold or on the closing price on the date of exercise if the shares were retained.

(2)	Based on a stock price of $16.37 as of the close of business on February 28, 2006.
EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
     Effective March 1, 2004, we entered into a four-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the Board of Directors and Chief Executive Officer. As of March 1, 2004, Mr. Smulyan’s annual base compensation was $830,000; as of March 1, 2005, Mr. Smulyan’s base compensation was increased from $830,000 to $855,000; as of March 1, 2006, Mr. Smulyan’s base compensation was increased from $855,000 to $880,000; as of March 1, 2007, Mr. Smulyan’s base compensation is increased from $880,000 to $905,000. The company retains the right to pay up to 10% of Mr. Smulyan’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2004, Mr. Smulyan’s annual incentive compensation target was $1,037,500; as of March 1, 2005, Mr. Smulyan’s annual incentive compensation target was increased from $1,037,500 to $1,068,750; as of March 1, 2006, Mr. Smulyan’s annual incentive compensation target was increased from $1,068,750 to $1,100,000; as of March 1, 2007, Mr. Smulyan’s annual incentive compensation target is increased from $1,100,000 to $1,131,250. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2004, Mr. Smulyan received an option to acquire 300,000 shares of our Class B Common Stock. Mr. Smulyan received an option to acquire 200,000 shares of our Class B Common Stock on or about March 1, 2005 and March 1, 2006. Mr. Smulyan is scheduled to receive an option to acquire 100,000 shares of our Class B Common Stock on or about March 1, 2007. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) or without cause upon payment of certain amounts and benefits, and by Mr. Smulyan for good reason (as defined in the agreement) upon written notice. Mr. Smulyan continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
     Effective February 7, 2005, we amended the employment agreement of Richard F. Cummings, who currently serves as our President – Radio Division. The term of Mr. Cummings’ employment was extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Cummings’

annual base compensation was increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Cummings’ annual incentive compensation target was increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Cummings’ annual grant of an option to acquire 50,000 shares of our common stock was replaced with an option to acquire 30,000 shares of our common stock and a grant of 9,000 shares of restricted stock. Mr. Cummings is also entitled to receive a completion bonus of 50,000 shares of our common stock upon the expiration of the agreement. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Cummings for good reason (as defined in the agreement) upon written notice. Mr. Cummings continues to be entitled to certain termination benefits upon disability or death.
     Effective February 7, 2005, we amended the employment agreement of Gary L. Kaseff, who currently serves as our Executive Vice President and General Counsel. The term of Mr. Kaseff’s employment was extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Kaseff’s annual base compensation was increased from $400,000 to $424,000; as of March 1, 2006, Mr. Kaseff’s annual base compensation was increased from $424,000 to $437,500; as of March 1, 2007, Mr. Kaseff’s annual base compensation is increased from $437,500 to $450,000. The company retains the right to pay up to 10% of Mr. Kaseff’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Kaseff’s annual incentive compensation target was increased from $225,000 to $239,000; as of March 1, 2006, Mr. Kaseff’s annual incentive compensation target was increased from $239,000 to $246,000; as of March 1, 2007, Mr. Kaseff’s annual incentive compensation target is increased from $246,000 to $253,000. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Kaseff’s annual grant of an option to acquire 50,000 shares of our common stock was replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. Mr. Kaseff is also entitled to receive a completion bonus of 28,250 shares of our common stock upon the expiration of the agreement. Mr. Kaseff will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Kaseff for good reason (as defined in the agreement) upon written notice. Mr. Kaseff continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
     Effective February 7, 2005, we amended the employment agreement of Michael Levitan, who currently serves as our Executive Vice President of Human Resources. The term of Mr. Levitan’s employment was extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Levitan’s annual base compensation was increased from $230,000 to $280,000. The company retains the right to pay up to 10% of Mr. Levitan’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Levitan’s annual incentive compensation target was increased from $75,000 to $140,000. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Levitan’s annual grant of an option to acquire 17,500 shares of our common stock was replaced with an option to acquire 15,000 shares of our common stock and a grant of 4,500 shares of restricted stock. Mr. Levitan is also entitled to receive a completion bonus of 10,000 shares of our common stock upon the expiration of the agreement. Mr. Levitan will continue to receive an automobile allowance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Levitan for good reason (as defined in the agreement) upon written notice. Mr. Levitan continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
     Effective September 4, 2006, we entered into a three-year employment agreement with Patrick Walsh, who will serve as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Walsh’s annual base compensation is $400,000. Mr. Walsh’s annual incentive compensation target is $150,000 for the fiscal year ended February 28, 2007 and $200,000 thereafter. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. On or about September 4, 2006, Mr. Walsh received an option to acquire 10,000 shares of our Class A Common Stock and 3,000 shares of restricted stock. Mr. Walsh is scheduled to receive an option to acquire 20,000 shares of our Class A Common Stock and 6,000 restricted shares on or about March 1, 2007, March 1, 2008, and March 1, 2009. Mr. Walsh is also scheduled to receive a completion bonus of 20,000 shares of our common stock upon the expiration of the agreement. Mr. Walsh will receive an automobile allowance and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice. Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.
     Effective August 11, 2003, Emmis entered into Change in Control Severance Agreements with Messrs. Cummings and Kaseff. Emmis entered into a Change in Control Severance Agreement with Mr. Smulyan effective March 1, 2004; a Change in Control Severance Agreement with Mr. Levitan effective February 7, 2005; and a Change in Control Severance Agreement with Mr. Walsh effective August 24, 2006. Each such agreement provides that if the executive’s employment is terminated within two years after a change-in-control (or, in certain instances, in anticipation of a change-in-control) by Emmis other than for cause or by the executive for “good reason” (as defined in the agreement), the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) in certain circumstances, additional tax “gross up” payments. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     As noted above, the Compensation Committee members are Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq listing standards. No member of the Compensation Committee is or was formerly an officer or an employee of Emmis. No executive officer of Emmis serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Emmis board of directors, nor has such an interlocking relationship existed in the past.
PERFORMANCE GRAPH
     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Class A common stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from February 28, 2001, to the fiscal year ended February 28, 2006. The performance graph assumes that an investment of $100 was made in the Class A common stock and in each index on February 28, 2001 and that all dividends were reinvested.

	Feb-01	Feb-02	Feb-03	Feb-04	Feb-05	Feb-06
Emmis	$100	$101	$75	$95	$71	$62
Nasdaq Stock Market (U.S.)	$100	$81	$63	$95	$97	$109
Nasdaq Telecommunications	$100	$48	$35	$49	$52	$52
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater than 10% shareholders complied with the filing requirements of Section 16(a), except that David R. Newcomer, who became our interim Chief Financial Officer on December 2, 2005, filed Form 3 on December 13, 2005.
PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 28, 2007, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2006 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
     If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2007 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Fees Paid to Independent Registered Public Accountants
     The following table sets forth the amount of fees (including cost reimbursements) we paid to Ernst & Young LLP for the fiscal years ended February 28, 2006 and February 28, 2005, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28,
	2006	2005
Audit Fees (1)	$1,974,265	$1,412,728
Audit Related Fees (2)	51,000	63,000
Tax Fees:
Tax Compliance and Tax Return Preparation	—	—
Tax Consulting and Advisory Services	55,000	90,600

Total Tax Fees	55,000	90,600
All Other Fees	—	—

Total Fees	$2,080,265	$1,566,328

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries, review of registration statements and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	Includes benefit plan audits, internal control review, audit-related consultation services for potential corporate transactions and other audit-related services.
Engagement of the Independent Registered Public Accountants and Approval of Services
          During the fiscal years ended February 28, 2006 and 2005, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services, and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2006 under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.
PROPOSAL 3: SHAREHOLDER PROPOSAL REGARDING ADOPTION OF A RECAPITALIZATION PLAN
     One of our shareholders, Mr. Frank K. Martin, has submitted a letter to us requesting that the proposal set forth below be submitted to our shareholders for consideration at the annual meeting. Mr. Martin has stated that he, or someone acting on his behalf, intends to introduce the following proposal at the meeting. Mr. Martin’s address is 300 Junior Achievement Drive, Suite 301, Elkhart, IN 46516. He beneficially owns 2,586,723 shares of Class A common stock (approximately 8.0% of the outstanding shares of Class A common stock, representing approximately 3.2% of the total voting power of our outstanding shares). Our board of directors is not making a voting recommendation regarding this proposal for the reasons set forth following the proposal.
     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Martin’s proposal below, for which we accept no responsibility.
Proposal

RESOLVED:	That the shareholders of Emmis Communications Corporation (“the Company”) request that the Board of Directors take the steps that may be necessary to adopt a recapitalization plan that would provide for all of the Company’s outstanding stock to have one vote per share.

Mr. Martin’s Supporting Statement
     The Company has two classes of common stock—Class A and Class B. According to the Company’s latest proxy statement (page 2), each share of Class A stock is entitled to one vote, each share of Class B, ten votes. On most matters that come before the shareholders, the votes of Class A and superior voting Class B are aggregated.
     The Company’s 2006 amended 10-K report also reveals that, on the basis of his ownership of 147,533 shares of Class A and 4,929,881 shares of Class B, Jeff Smulyan, the Company’s Chairman and CEO, controlled approximately 60.4% of the total voting power of all the Company’s shares, even though he owned only 13.7% of the total A and B shares outstanding. These numbers exclude 1,500,000 Class B Stock Options (a class of stock option historically issued exclusively to Mr. Smulyan) primarily because they’re substantially “out of the money.”
     Such disparity in voting power and economic interests becomes contentious when it provides the irrevocable means for the perpetual entrenchment of a manager whose record may not otherwise warrant such a privileged “untouchable” status. Furthermore, dual-class shares permit a minority economic owner, such as Mr. Smulyan with his ownership of superior voting Class B shares, to disregard the interests of the majority owners who are essentially powerless to oppose. The one share/one vote standard of American democracy has been suspended for far too long at Emmis. The inequality is further compounded when the CEO (normally the “agent”) is, through the skewed voting power of the different share classes, also the “principal.” The traditional system of checks and balances, common to the management of most organizations, is thereby abrogated. It is our belief, based on Mr. Smulyan’s record as CEO and Chairman of Emmis, that he has not earned the right to be above accountability to the majority owners of the Company.
     Due to word limits on shareholder proxy proposals, additional information regarding the many published articles on the subject—including all known public statements on the matter made by Mr. Smulyan—may be viewed on the Martin Capital Management website (www.mcmadvisors.com).
     Finally, under the current ownership structure, despite a compelling argument for the Board of Directors at Emmis to recommend that shareholders vote in favor of this proposal, Mr. Smulyan, with 60.4% of the votes, can still carry the day. Nonetheless, if the Board of Directors endorses the proposal and a majority of the Class A shareholders cast their votes accordingly, Mr. Smulyan may win the battle (a Pyrrhic victory perhaps) for absolute control of Emmis but in the process further estranges himself from directors and shareholders alike, increasing the likelihood that he will in due course be held accountable.
Statement by the Board of Directors in Response
     Emmis’ board of directors has reviewed the proposal set forth above and has determined to make no voting recommendation to shareholders. Our company’s voting structure has been in place from the day it went public more than 12 years ago. The Class A common stock is publicly traded on Nasdaq and the Class B common stock is held by our company’s founder, Jeff Smulyan. In general, the two classes vote together on all matters, with the Class A common stock entitled to one vote per share and the Class B common stock entitled to ten votes per share (except in certain specified situations). Shareholders may debate the merits of the voting structure, but Indiana corporate law makes it clear that neither the board nor any one class of shareholders is entitled to change the our company’s voting structure without the consent of the other classes of shareholders. The approval of the Class B shareholders, voting as a separate class, would be required to approve a recapitalization plan of the type suggested by this proposal. Mr. Smulyan, as the sole holder of the Class B common stock, has advised the Board that he would vote against such a recapitalization plan. Accordingly, the Board believes that this proposal is moot.
SHAREHOLDER PROPOSALS
     Any of our shareholders wishing to have a proposal considered for inclusion in our 2007 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on February 5, 2007. In addition, under our by-laws any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must generally give us written notice on or before April 21, 2007 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date), and the notice must provide certain specific information as described in the by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 proxy solicitation materials or consideration at the 2007 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on April 21, 2007, and also retain that authority under certain other circumstances.
ANNUAL REPORT
     A copy of our Annual Report on Form 10-K (as amended) for the year ended February 28, 2006 was sent to all of our shareholders of record as of December 15, 2006. The Annual Report is not to be considered as proxy solicitation material.
OTHER MATTERS
     Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
NON-INCORPORATION OF CERTAIN MATTERS
     The Report of the Compensation Committee, the Report of the Audit Committee, the Performance Graph and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report, Performance Graph or website information therein by reference.
EXPENSES OF SOLICITATION
     The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.
HOUSEHOLDING OF PROXY MATERIALS
     We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with accountholders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.
     If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at 1-866-Emmis-03 (1-866-366-4703) or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
     If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker or, if you are a record holder of Emmis shares, you should submit a written request to American Stock Transfer & Trust Company, our transfer agent, at American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Exhibit A
EMMIS COMMUNICATIONS CORPORATION
AUDIT COMMITTEE CHARTER
I. Purpose
     The primary objective of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its stockholders, the public and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors.
     Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.
II. Organization
     The Audit Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act, Nasdaq and any other regulatory requirements.
     The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee.
     The Audit Committee may form and delegate authority to subcommittees when appropriate.
III. Meetings
     The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet at least quarterly with management, the persons performing the internal audit function and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.
     The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee, and in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. In addition, at the first meeting of the Audit Committee to be held upon its formation and at each first meeting held following the annual meeting of shareholders, the chair, in consultation with the other members of the Audit Committee, shall determine the list of items to be addressed by the Audit Committee during the coming year (the “Annual Agenda”).
     The chair shall ensure that the agenda for each upcoming meeting of the Audit Committee is circulated to each member of the Audit Committee in advance of the meeting, and that the Annual Agenda is circulated to each member of the Audit Committee as well as each other director promptly after it is finalized.
IV. Authority and Responsibilities
     In recognition of the fact that the independent auditors are ultimately accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for shareholder approval), and shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee may consult with management and the persons performing the internal audit function but shall not delegate these responsibilities.
     To fulfill its responsibilities, the Audit Committee shall:

     With respect to the independent auditors:
1. Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing the audit report or related work.
2. Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act, and in connection therewith to approve all fees and other terms of engagement. The Audit Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act with respect to non-audit services.
3. Review on an annual basis the performance of the independent auditors, including the lead audit partner.
4. Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence.
5. At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.
6. Confirm that the lead audit partner and the audit partner responsible for reviewing the audit, has not performed audit services for the Company for each of the five previous fiscal years. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditors on a regular basis.
7. Review all reports required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Securities Exchange Act.
8. Review, based upon the recommendation of the independent auditors and the persons performing the internal audit function, the scope and plan of the work to be done by the independent auditors.
     With respect to the annual financial statements:
9. Review and discuss with management, the persons performing the internal audit function and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.
11. Recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.
12. Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

     With respect to quarterly financial statements:
13. Review and discuss with management, the persons performing the internal audit function and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.
     Annual reviews:
14. Discuss with management and the independent auditors major issues regarding accounting principles used in the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles. Review and discuss analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative approaches under GAAP.
     Periodic reviews:
15. Periodically review separately with each of management, the independent auditors and the persons performing the internal audit function (a) any significant disagreement between management and the independent auditors or the persons performing the internal audit function in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.
16. Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.
17. Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the persons performing the internal audit function. Review with the independent auditors, management and the persons performing the internal audit function, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.
18. Review and discuss with management, the persons performing the internal audit function, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.
     Discussions with management:
19. Review and discuss with management the Company’s earnings press releases, including the use of non-GAAP financial information (as defined in Regulation G), as well as financial information and earnings guidance provided to analysts and rating agencies.
20. Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.
21. Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

     With respect to the internal audit function and internal controls:
22. Review, based upon the recommendation of the independent auditors and the persons performing the internal audit function, the scope and plan of the work to be done by the persons performing the internal audit function and the responsibilities, budget and staffing needs of the persons performing the internal audit function.
23. Review and approve the appointment and replacement of the person overseeing the persons performing the internal audit function.
24. Review on an annual basis the performance of the persons performing the internal audit function.
25. In consultation with the independent auditors and the persons performing the internal audit function, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and any special audit steps adopted in light of material deficiencies and controls.
26. Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.
27. Review (i) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) the independent auditors’ attestation, and report, on the assessment made by management.
     Other:
28. Review and approve all related-party transactions.
29. Review and approve (a) any change or waiver in the Company’s Code of Business Conduct and Ethics applicable to the Chief Executive Officer or any senior financial officers and (b) any public disclosure regarding such change or waiver.
30. Establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.
31. Review and reassess the adequacy of this Charter annually and adopt any changes deemed appropriate.
32. Review its own performance annually.
33. Report regularly to the Board. Review with the Board when appropriate any issues that have arisen with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the persons performing the internal audit function.
34. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.
V. Resources
     The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

     The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
We are pleased to offer our shareholders the option to access shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in printed form. Your participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.
To give your consent, check the box located at the bottom of the attached proxy card. You may also give your consent by telephone or e-mail as described in the proxy statement.
To enable us to send you notification of shareholder communications by e-mail, please provide your e-mail address in the space at the bottom of the attached proxy card. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have already consented to electronic delivery, you need not consent again.
If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications and have received this proxy card without an accompanying proxy statement and annual report, you may view those documents at the “Investors” section of www.emmis.com.
▼FOLD AND DETACH HERE▼

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204
This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors
The undersigned hereby appoints Jeffrey H. Smulyan and J. Scott Enright, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on February 13, 2007, at 2:00 p.m., and at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR A TERM OF THREE YEARS.

	☐ FOR all nominees listed below (except as written below)	☐ WITHHOLD AUTHORITY to vote for all nominees

Nominees: Susan B. Bayh* and Gary L. Kaseff * Class A Director

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	SHAREHOLDER PROPOSAL REGARDING ADOPTION OF A RECAPITALIZATION PLAN.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	I consent to access future shareholder communications released after February 13, 2007 over the Internet as described above and in the proxy statement. My e-mail address is:

(continued on other side)

▼FOLD AND DETACH HERE▼

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2, and will not be voted with respect to Proposal 3.
The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

Dated: , 2007

(Signature)

(Signature if held jointly)

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IMPORTANT: Please mark, sign, date and return the proxy card promptly using the enclosed envelope
REVOCABLE PROXY